Exhibit 5.1
Baratta & Goldstein
Attorneys At Law
597 FIFTH AVENUE
NEW YORK, N.Y. 10017
____

JOSEPH P. BARATTA	(212) 750-9700	FACSIMILE: (212) 750-8297
HOWARD J. GOLDSTEIN		INFO@BARAGOLD.COM
________
LOUIS R. AIDALA		OF COUNSEL
JOAN PALERMO		MARGARET M. STANTON
JOSEPH A. BARATTA*		LINDA MARYANOV
SAMUEL M. GREENFIELD
* ADMITTED IN NY AND NJ

June 30, 2005

BrandPartners Group, Inc.
10 Main Street
Rochester, NH 03839

Re: Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

We have acted as counsel for BrandPartners Group, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 5,000,000 shares of the Company's common stock, $.01 par value, (the "Common Stock"), issuable pursuant to the Company’s 2001 Stock Incentive Plan, (the "Plan").

We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Further, we consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Baratta & Goldstein